CODE OF ETHICS AND STANDARDS OF PROFESSIONAL CONDUCT

PREAMBLE

The CFA Institute Code of Ethics and Standards of Professional Conduct are fundamental to the values of CFA Institute and essential to achieving its mission to lead the investment profession globally by setting high standards of education, integrity, and professional excellence. High ethical standards are critical to maintaining the public’s trust in financial markets and in the investment profession. Since their creation in the 1960s, the Code and Standards have promoted the integrity of CFA Institute members and served as a model for measuring the ethics of investment professionals globally, regardless of job function, cultural differences, or local laws and regulations. All CFA Institute members (including holders of the Chartered Financial Analyst® [CFA®] designation) and CFA candidates must abide by the Code and Standards and are encouraged to notify their employer of this responsibility. Violations may result in disciplinary sanctions by CFA Institute. Sanctions can include revocation of membership, revocation of candidacy in the CFA Program, and revocation of the right to use the CFA designation.

THE CODE OF ETHICS

Members of CFA Institute (including CFA charterholders) and candidates for the CFA designation (“Members and Candidates”) must:

•

Act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients, employers, employees, colleagues in the investment profession, and other participants in the global capital markets.

•	Place the integrity of the investment profession and the interests of clients above their own personal interests.

•

Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities.

•	Practice and encourage others to practice in a professional and ethical manner that will reflect credit on themselves and the profession.

•	Promote the integrity of and uphold the rules governing capital markets.

•	Maintain and improve their professional competence and strive to maintain and improve the competence of other investment professionals.

STANDARDS OF PROFESSIONAL CONDUCT

I.	PROFESSIONALISM

A.	Knowledge of the Law. Members and Candidates must understand and comply with all applicable laws, rules, and regulations (including the CFA Institute Code of Ethics and Standards of Professional Conduct) of any government, regulatory organization, licensing agency, or professional association governing their professional activities. In the event of conflict, Members and Candidates must comply with the more strict law, rule, or regulation. Members and Candidates must not knowingly participate or assist in and must dissociate from any violation of such laws, rules, or regulations.

B.	Independence and Objectivity. Members and Candidates must use reasonable care and judgment to achieve and maintain independence and objectivity in their professional activities. Members and Candidates must not offer, solicit, or accept any gift, benefit, compensation, or consideration that reasonably could be expected to compromise their own or another’s independence and objectivity.

C.	Misrepresentation. Members and Candidates must not knowingly make any misrepresentations relating to investment analysis, recommendations, actions, or other professional activities.
D.	Misconduct. Members and Candidates must not engage in any professional conduct involving dishonesty, fraud, or deceit or commit any act that reflects adversely on their professional reputation, integrity, or competence.

II.	INTEGRITY OF CAPITAL MARKETS

A.	Material Nonpublic Information. Members and Candidates who possess material nonpublic information that could affect the value of an investment must not act or cause others to act on the information.

B.	Market Manipulation. Members and Candidates must not engage in practices that distort prices or artificially inflate trading volume with the intent to mislead market participants.

III.	DUTIES TO CLIENTS

A.	Loyalty, Prudence, and Care. Members and Candidates have a duty of loyalty to their clients and must act with reasonable care and exercise prudent judgment. Members and Candidates must act for the benefit of their clients and place their clients’ interests before their employer’s or their own interests.
B.	Fair Dealing. Members and Candidates must deal fairly and objectively with all clients when providing investment analysis, making investment recommendations, taking investment action, or engaging in other professional activities.

© 2010 CFA Institute

C.	Suitability.

1.	When Members and Candidates are in an advisory relationship with a client, they must:

a.	Make a reasonable inquiry into a client’s or prospective client’s investment experience, risk and return objectives, and financial constraints prior to making any investment recommendation or taking investment action and must reassess and update this information regularly.

b.	Determine that an investment is suitable to the client’s financial situation and consistent with the client’s written objectives, mandates, and constraints before making an investment recommendation or taking investment action.

c.	Judge the suitability of investments in the context of the client’s total portfolio.

2.	When Members and Candidates are responsible for managing a portfolio to a specific mandate, strategy, or style, they must make only investment recommendations or take only investment actions that are consistent with the stated objectives and constraints of the portfolio.

D.	Performance Presentation. When communicating investment performance information, Members and Candidates must make reasonable efforts to ensure that it is fair, accurate, and complete.

E.	Preservation of Confidentiality. Members and Candidates must keep information about current, former, and prospective clients confidential unless:

1.	The information concerns illegal activities on the part of the client or prospective client,

2.	Disclosure is required by law, or

3.	The client or prospective client permits disclosure of the information.

IV.	DUTIES TO EMPLOYERS

A.	Loyalty. In matters related to their employment, Members and Candidates must act for the benefit of their employer and not deprive their employer of the advantage of their skills and abilities, divulge confidential information, or otherwise cause harm to their employer.

B.	Additional Compensation Arrangements. Members and Candidates must not accept gifts, benefits, compensation, or consideration that competes with or might reasonably be expected to create a conflict of interest with their employer’s interest unless they obtain written consent from all parties involved.

C.	Responsibilities of Supervisors. Members and Candidates must make reasonable efforts to detect and prevent violations of applicable laws, rules, regulations, and the Code and Standards by anyone subject to their supervision or authority.

V.	INVESTMENT ANALYSIS, RECOMMENDATIONS, AND ACTIONS

A.	Diligence and Reasonable Basis. Members and Candidates must:

1.	Exercise diligence, independence, and thoroughness in analyzing investments, making investment recommendations, and taking investment actions.
2.	Have a reasonable and adequate basis, supported by appropriate research and investigation, for any investment analysis, recommendation, or action.

B.	Communication with Clients and Prospective Clients. Members and Candidates must:

1.	Disclose to clients and prospective clients the basic format and general principles of the investment processes they use to analyze investments, select securities, and construct portfolios and must promptly disclose any changes that might materially affect those processes.

2.	Use reasonable judgment in identifying which factors are important to their investment analyses, recommendations, or actions and include those factors in communications with clients and prospective clients.

3.	Distinguish between fact and opinion in the presentation of investment analysis and recommendations.

C.	Record Retention. Members and Candidates must develop and maintain appropriate records to support their investment analyses, recommendations, actions, and other investment-related communications with clients and prospective clients.

VI.	CONFLICTS OF INTEREST

A.	Disclosure of Conflicts. Members and Candidates must make full and fair disclosure of all matters that could reasonably be expected to impair their independence and objectivity or interfere with respective duties to their clients, prospective clients, and employer. Members and Candidates must ensure that such disclosures are prominent, are delivered in plain language, and communicate the relevant information effectively.

B.	Priority of Transactions. Investment transactions for clients and employers must have priority over investment transactions in which a Member or Candidate is the beneficial owner.

C.	Referral Fees. Members and Candidates must disclose to their employer, clients, and prospective clients, as appropriate, any compensation, consideration, or benefit received from or paid to others for the recommendation of products or services.
VII.	RESPONSIBILITIES AS A CFA INSTITUTE MEMBER OR CFA CANDIDATE

A.	Conduct as Members and Candidates in the CFA Program. Members and Candidates must not engage in any conduct that compromises the reputation or integrity of CFA Institute or the CFA designation or the integrity, validity, or security of the CFA examinations.

B.	Reference to CFA Institute, the CFA Designation, and the CFA Program. When referring to CFA Institute, CFA Institute membership, the CFA designation, or candidacy in the CFA Program, Members and Candidates must not misrepresent or exaggerate the meaning or implications of membership in CFA Institute, holding the CFA designation, or candidacy in the CFA program.

WEDGE Capital Management L.L.P.

Insider Trading Policy

Revised: September 9, 2008

1.	Overview:

WEDGE Capital Management, L.L.P. forbids any associate from trading, either personally or on behalf of others, while in possession of material nonpublic information and from communicating material nonpublic information to others. This conduct is frequently referred to as insider trading. WEDGE’s policy applies to every partner and employee and pertains to activities both within and outside their duties at WEDGE. Please see a compliance officer with any questions.

Insider trading includes, but is not limited to, the following types of actions:

•	trading by an insider, while in possession of material nonpublic information

•

trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated

•	communicating material nonpublic information to others

Every partner and employee of WEDGE must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability, and criminal penalties.

2.	Definitions:

A.	Insider: The concept of being an insider is broad. It includes officers, directors, and employees of a company. A person can be a “temporary insider” if he or she enters into a confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A “temporary insider” can include, among others, a company’s attorneys, accountants, consultants, bank-lending officers, and the employees of such organizations. WEDGE may become a “temporary insider” of a client. According to the Supreme Court, a company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

B.	Material Information: Trading on inside information is not a basis for liability unless the information is material. Material information is information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information one should consider material includes, but is not limited to:

•	Earnings information (reports or projections, favorable or unfavorable) and changes in previously released earnings estimates

•	Events regarding the issuer’s securities (e.g . dividend changes, defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits)

•	Significant merger or acquisition proposals/agreements, tender offers, joint ventures, changes in assets

•	New products or discoveries, or developments regarding customers or suppliers (e .g . the acquisition or loss of a contract)

•	Changes in control or in management

•	Changes in auditors or auditor notification that the issuer may not longer rely on an auditor’s audit report

•	Major litigation

•	Liquidation problems

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Material information does not have to relate to a company’s business or be disclosed by a corporate insider. For example, the knowledge of the contents of a forthcoming newspaper column that is expected to affect the market price of a security could be considered material inside information.

C.	Nonpublic Information: Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, appearing on the internet, Bloomberg, in The Wall Street Journal, or other publications of general circulation would be considered public.

D.	Fiduciary Duty/Misappropriation: Insider trading and tipping violate the federal securities laws if the trading or tipping of the information results in a breach of fiduciary duty of trust or confidence. Liability for insider trading could involve a breach of duty to a client, an employer, employees, or a personal acquaintance. For example, a fiduciary breach may be found where an insider gains a personal direct or indirect benefit from the disclosure. An outsider may be liable for insider trading under the misappropriation theory if he or she breaches a duty of trust or confidence to anyone by obtaining information improperly, or by using information obtained properly for an improper purpose.

3.	Penalties for Insider Trading

Penalties for trading on or communicating material nonpublic information are severe; both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

•	civil injunctions

•	treble damages

•	disgorgement of profits

•	jail sentences

•	monetary fines that could exceed the profit gained or the loss avoided (regardless of if the person benefited)

In addition, any violation of this policy statement will result in serious sanctions by WEDGE, which could include dismissal of the persons involved. Please see WEDGE’s Disciplinary Policy.

4.	Identifying Insider Information

The following questions are listed to aid associates in avoiding insider trading, and to aid WEDGE in preventing, detecting, and imposing sanctions against insider trading.

For companies where you may have inside information, ask yourself the following questions before recommending the security for WEDGE clients or requesting approval for a personal trade.

•	Is the information material:

•	Would an investor consider the information important in making his or her investment decisions?

•	Would the information substantially affect the market price of the securities if known by investors?

•	Is the information nonpublic:

WEDGE Capital Management L.L.P. Insider Trading Policy	2

•	Who has this information?

•	Does the marketplace have the information (filed with the SEC, published in The Wall Street Journal, on the internet, Bloomberg, or other publications of general circulation)?

Immediately notify the Chief Compliance Officer (CCO) or the Director of Research if you believe that the information you have is material and nonpublic or if you have doubt as to whether the information is material and nonpublic. Do not share the information with other persons either within or outside WEDGE.

The CCO or the Director of Research will review the situation and decide if consultation with the Management Committee is necessary. Instructions to either prohibit or allow trading and communications will then be provided.

5.	Prevention of Insider Trading

WEDGE will discuss the current Insider Trading policy at the annual Compliance Meeting, for which attendance, or review and signed acknowledgement of the presentation, is required.

When WEDGE determines an associate has material non-public information, a Compliance associate will block the security from trading in the order management system (Checkfree’s APL.) The associate with the information will be reminded that they may not trade for themselves on the information and may not communicate the information to others.

Compliance will add the security to the Restricted Stock List (see appendix 1) and will refer to this list when approving/disapproving personal security trading requests.

On occasion, WEDGE may receive information from an issuer or their agent subsequent to signing a confidentiality or restricted trading agreement. The decision to enter into such an agreement will be made by a group consisting of the covering analyst, the lead product analyst, the Director of Research, and the Management Committee.

6.	Detection of Insider Trading

The Personal Security Trading Policy will help detect instances of insider trading by requiring employees to disclose all accounts in which they have a beneficial interest or investment control, obtain pre-approval of certain trades, and provide duplicate confirmations and account statements for those accounts. For more information, please see the Personal Trading Policy. The Employee Relationship List (see appendix 2) and the on-going review of e-mails will assist the Compliance group in detecting insider trading.

7.	Reports to Management Committee

A written report to the Management Committee providing full details and recommendations for further action will be prepared for any violations of this policy.

WEDGE Capital Management L.L.P. Insider Trading Policy	3

Appendix 1

WEDGE Capital Management L.L.P.

Restricted Stock List / Confidentiality Agreements

Security	Ticker	Restriction Begin Date	Restriction Lifted Date	Reason for Inclusion on Restricted List

ABC Corp	ABC	5/30/2008	6/5/2008	Signed a confidentiality agreement on 5/30/08 for a call to take place on 6/1/08. As of the call date WEDGE has material inside information. A press release is expected on 6/3/08.

WEDGE Capital Management L.L.P. Insider Trading Policy	4

Appendix 2

Insider Trading

Material Employee Relationships

May 2008

Employee Name	Name	Relationship	Place of Employment
Joe Smith	Sam Smith	Brother	ABC Company
	Mary Smith	Wife	XYZ Inc.
Sarah Baker	None	n/a	n/a

WEDGE Capital Management L.L.P. Insider Trading Policy	5

WEDGE Capital Management L.L.P.

Personal Security Trading Policy

Effective October 1, 2002 (Revised August 2010)

I.	Introduction

This Policy is part of WEDGE’s Code of Ethics and is designed to uphold our fiduciary duty to our clients. In conducting business and carrying out the provisions of the Policy, WEDGE associates shall:

A.	Place the interests of our clients first at all times

B.	Conduct personal securities transactions in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility

C.	Not take inappropriate advantage of their positions

D.	Maintain confidentiality of information concerning WEDGE trading activity, except when disclosure is required on a professional basis

E.	Comply with all applicable federal securities laws

II.	General Provisions

A.	Associates are required to acknowledge receipt of the Code of Ethics, and all amendments thereof, in writing.

B.	Associates are required to report any violations of the Code of Ethics promptly to the compliance department.

C.	Associates are discouraged from short-term trading (generally defined as holding a security for less than 30 calendar days).

D.	No associate or his/her spouse is permitted to be a director of a public company without prior Management Committee approval.

Doubtful situations should be resolved in favor of WEDGE’s clients. Technical compliance with the Policy’s procedures will not automatically insulate transactions from scrutiny if there is an indication of abuse of fiduciary responsibility.

III.	Individuals Covered by the Policy

All WEDGE associates are considered access persons and are required to abide by the Policy.

IV.	Definitions

A.	Access Persons – All supervised persons (i.) who have access to nonpublic information regarding any client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or (ii.) who are involved in making securities recommendations to clients or have access to such recommendations that are nonpublic.

B.	Beneficial Interest – The opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit or share in any profit derived from a transaction in the subject securities.

An associate is presumed to have a beneficial interest in the following:

1.	Securities owned individually or jointly

2.	Securities owned by immediate family members who reside in the associate’s household

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3.	Securities in which immediate family members, who reside in the associate’s household, exercise investment control

C.	Direct Obligations of the Government of the United States – Securities backed by the full faith and credit of the Unites States government. These include direct obligations of the federal government (e.g. Treasuries) and securities issued by agencies of the U.S. government which are guaranteed by the full faith and credit of the U.S. government (e.g. GNMA’s).

D.	High Quality Short-Term Debt – Any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization, or which is unrated but is of comparable quality.

E.	Immediate Family – Immediate family includes: spouse, children, stepchildren, grandchildren, parent, stepparent, grandparent, sibling, and in-laws. Immediate family also includes adoptive relationships and other relationships (whether or not recognized by law) that the compliance department determines could lead to possible conflicts of interest or appearances of impropriety such as a fiancée.

F.	Investment Control – An associate is deemed to have investment control in all accounts in which he or she has authority to place a trade or is an investment decision-maker.

G.	Security – The term “security” includes any stock, bond, investment contract or limited partnership interest, any option on a security, index, or currency, any warrant or right to subscribe to or otherwise acquire any security, and any other instrument as defined by Section 202(a)(18) of the Investment Advisers Act (the “Act”).

H.	Reportable Security* – Any security in which an associate has investment control or beneficial interest except a security specifically exempted by Rule 204A-1 of the Act.

Exempted securities include:

1.	Direct obligations of the government of the United States

2.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements
3.	Shares issued by money market funds

I.	Reportable Account* – Any account that holds or is capable of holding any securities (not just reportable securities) in which an associate has investment control or beneficial interest.

*	Any uncertainty regarding a reportable account or reportable security should be brought to the attention of the compliance department.

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V.	Reporting Requirements

A.	Initial Holdings Report

All new associates must complete the Annual Personal Securities Ownership Form (APSOF – see exhibit 6) to report all reportable accounts and reportable securities held as of the associate’s start date or as of a date no more than 45 days prior to joining WEDGE. The APSOF must be submitted to the compliance department no later than 10 days after the associate’s start date.

B.	Annual Holdings Report

By January 30th of each year, all associates must complete the APSOF to report all reportable accounts and reportable securities held as of December 31 of the prior year.

C.	Duplicate Confirmations and Statements

To comply with the reporting requirements of the Act and facilitate the review process, associates must arrange for the direct mailing of all reportable account statements, and trade confirmations thereof, to the following address:

WEDGE Capital Management L.L.P.

STCC FILE - FBO (insert name)

301 S. College Street, Suite 2920

Charlotte, NC 28202-6002

A form letter, which can be used for this purpose, is located at exhibit 2. In the event confirmations and statements cannot be sent directly to WEDGE, the associate should complete the Request Alternative Confirmation Procedure form (see exhibit 5) and submit it to the compliance department for review and approval. Unless alternative procedures are agreed upon, all confirmations and statements must be submitted no later than 30 days following the end of each quarter.

D.	New or Closed Accounts

Associates must disclose to the compliance department when a reportable account has been opened or closed within 30 days of the end of the quarter in which the account was opened or closed. The New/Closed Account(s) Form at exhibit 4 should be used for this purpose.

E.	Quarterly Attestation

On a quarterly basis, all associates must complete the Quarterly Attestation at exhibit 3. Responses are due no later than the 30th day of the month following the end of each calendar quarter.

VI. Pre-clearance of Personal Securities Transactions

A.	Securities Requiring Pre-clearance

Associates are required to receive authorization from the compliance department before trading common stocks, options on common stocks, securities convertible to common stocks, taxable bonds, and private

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placements in accounts in which the associate has sole or shared investment control.

B.	Pre-clearance Exemptions

The following types of security transactions are exempt from pre-clearance:

1.	Securities obtained through an automatic dividend reinvestment plan

2.	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class

3.	Securities obtained through a merger, spin-off, split or corporate action

4.	Transactions in securities not listed in section VI. A.

C.	Pre-clearance Process

1.	The associate wishing to place a trade in a reportable account should first determine if the trade requires pre-clearance by reviewing section VI.A. If required, the associate must complete a Personal Trade Form (PTF), see example at exhibit 7. Approval should be sought from a member of the compliance department. In no event will anyone be allowed to sign his or her own approval form. If the trade is approved, it should be executed on the proposed trade date as designated on the PTF, with limited exception (see #3 below). One copy of the PTF will be returned to the associate and the other maintained in the personal trade files.

2.	If the trade is not approved, one copy of the PTF will be returned to the associate with an explanation. If the associate disagrees with the denial, he or she may complete a new PTF and must obtain approval from two members of the compliance department. The original denied PTF should be presented with the new PTF.

3.	Good-til-canceled (GTC) orders may not be approved if they could cause a potential conflict. For example, an order by an associate to purchase a security on a WEDGE buy list should be executed promptly, as opposed to using a GTC order that could potentially conflict with a transaction for a WEDGE client. GTC orders will be limited to the approval day and the following two days.

4.	An analyst’s absence from the office will not preclude a personal trade from being approved. However, the analyst’s absence should be noted on the PTF by the approver.

Please see the flowchart at exhibit 1, which outlines the pre-clearance process.

VII. Blackout Periods

These restrictions do not apply to rebalance transactions in which fewer than half of WEDGE’s designated accounts are involved.

A.	Trades Subject to Same-Day Blackout Period

Associates are not allowed to trade a personal security on the same day that WEDGE trades the same security for its clients.

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B.	Trades Subject to Five-Day Blackout Period

1.	Associates are not allowed to buy a security that WEDGE anticipates buying for its clients within the next five business days.

2.	Associates are not allowed to buy a security that WEDGE has sold for its clients within the last five business days.

C.	Trades Subject to Indefinite Blackout Period

1.	Associates are not allowed to trade stocks on the Restricted Stock List as referenced in the Insider Trading Policy.

2.	A personal sale of a security that is also held in client accounts is generally not permitted, unless all of the following conditions are met:

a.	There are no client buy or sell orders pending for the subject security.

b.	A PTF is submitted along with a letter explaining the reason for the sale that demonstrates how the need cannot be fulfilled through other financial resources.

c.	The sale is approved by three uninvolved members of the compliance department.

D.	Blackout Exceptions

1.	QVM Portfolio Stocks

Stocks, and related convertibles and options, held in WEDGE clients’ QVM accounts (Small-Mid Cap Value QVM and Large Cap Value QVM) may be bought or sold on any day except the day the QVM model is rebalanced, or trades are pending execution as a result of a model rebalance, and that rebalance involves more than half of WEDGE’s designated accounts.

2.	Initial Public Offerings

Purchases of any shares in an IPO are prohibited if the security is equity or a security convertible into equity.

3.	New Associates

A new associate may sell a personal security that is also held in client accounts if requested within 10 days of hire. A PTF must be completed and accompanied by a letter explaining the reason for the sale. The PTF must be approved by the CCO prior to commencing the trade.

4.	Gifts of Securities

An associate may gift a security that is held in WEDGE clients’ accounts to a nonprofit organization (charitable, educational, religious, etc.) provided that the employee or partner making the gift retains no beneficial interest. Approval will be granted only if there are no pending trade orders or orders anticipated in the next five business days for the security. The organization to which the gift is being made should be clearly identified on the PTF. A confirmation is not required to be matched with the PTF.

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VIII.	Options

A.	A PTF must be approved prior to the purchase of an option on common stock and prior to the option being exercised, liquidated or rolled into a new strike price or expiration date. A PTF does not need to be completed when an option position expires unexercised.

B.	Under no circumstances may an employee or partner initiate an option transaction on a stock held in WEDGE Large, Mid, Small or Micro Cap portfolios.

C.	If an analyst has an option position on a stock he or she is planning to recommend, the option position must be liquidated prior to the first purchase of the related stock for WEDGE clients.

D.	If an associate, other than the analyst recommending a stock purchase for WEDGE clients, has an option position on a stock recommended for purchase for WEDGE clients, the associate is frozen in that option position until five business days after the stock purchase is complete. After the blackout period, the option position may be liquidated, exercised or allowed to expire, but may not be rolled to a new strike price or date. If the option expiration date occurs during the blackout period, the associate may, on the last trading day before the expiration date, either exercise the option, let the option expire, or roll the option position to the next expiration date (at the same strike price, if available, or the closest strike price then available).

IX.	Securities Convertible to Common Stock

Securities convertible to common stock will be treated the same as common stock for the purposes of this Policy.

X.	Asset Classes

Personal trades in an asset class (e.g. fixed income, common stock) will be evaluated within that asset class and without regard to client positions held in other asset classes of the same issuer.

XI.	Review Procedures

A.	Personal Trade Confirmation Review

All confirmations requiring pre-clearance will be matched to a PTF and audited by an associate other than the person who requested or approved the trade to determine if the transaction occurred as approved. All confirmations that do not require a PTF must be initialed by a compliance associate.

B.	Quarterly Attestation and APSOF Review

The compliance department will distribute, collect, and review quarterly attestations and APSOFs. Any Policy violations noted during these reviews will be reported to the Management Committee.

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C.	Violations

Any technical violations with an inconsequential impact on WEDGE clients will be discussed with the individual at fault with the goal of achieving strict adherence to the Policy. Any matters of a more severe nature must be brought before the CCO, and potentially the Management Committee, as soon as practical, after which sanctions will be issued based upon the severity of the violation. Disgorgement of profits or termination of employment may be a recommended punishment if the violation is severe, or there is flagrant misuse of personal trades.

D.	Internal Audit and Supervision

The Policy will be reviewed by the compliance department annually to determine if any revisions are necessary. Periodic reviews will be conducted to test Policy compliance and all findings and any actions taken will be reported to the Management Committee.

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WEDGE Capital Management L.L.P.

Personal Security Trading Policy

Effective October 1, 2002 (Revised August 2010)

Reporting Summary

The purpose of this summary is to provide associates with a quick reference guide to comply with the pre-clearance and reporting requirements of the Personal Security Trading Policy. This summary is intended for use in conjunction with the entire policy.

Required Reporting	Responsibilities		Timeframe		Relevant Securities

Personal Trade Form (PTF)		Obtain authorization from a compliance associate before trading a security requiring pre-clearance in an account in which you have investment control.	•	Prior to placing an order	•	Common Stocks
			•	Certain Blackout Periods apply (see section VII)	•	Options on Common Stocks
					•	Securities Convertible to Common Stocks
					•	Taxable Bonds
					•	Private Placements

Duplicate Statements and Confirmations		Statements and confirms must be sent directly to WEDGE from the broker, dealer, bank, or mutual fund for all reportable accounts.	•	Confirmations should be sent after each trade	Any reportable account and any reportable security.
			•	Statements should be sent monthly or quarterly based on broker
			•	Confirmations and statements must be received no later than 30 days following the end of each quarter, unless alternative procedures are agreed upon

Quarterly Attestation	Associates must attest to whether or not:		•	Due no later than 30 days following the end of each quarter	Any reportable account and any reportable security.
	•	All accounts are setup for duplicates to be mailed directly to WEDGE
	•	Any accounts were opened or closed
	•	The associate traded mutual funds sub-advised by WEDGE
•

The associate had possession of material non-public information and recommended a change to a WEDGE model portfolio or traded in a reportable account while in possession of material nonpublic information

	•	The associate or the associate’s spouse sits on the board of directors of a public company

Annual Personal Security Ownership Form (APSOF)	Associates must provide a list of all reportable accounts and reportable securities.		•	Due by January 30Th each year	Any reportable account and any reportable security.
			•	Initial holdings reports due within 10 days of employment

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PRE-CLEARANCE PROCESS FLOWCHART	Exhibit 1

***	A security is considered traded by WEDGE when more than half of the eligible accounts within the applicable WEDGE product (MIC, SCP, MCP, LCP, etc.) are participating or will participate (anticipated buys and pending trades on the trading desk) in the transaction. The blackout period will extend until one (1) day after the final transaction occurs for those accounts included in the initial block of trades.

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Exhibit 2

FORM OF LETTER TO REQUEST DUPLICATE STATEMENTS AND CONFIRMATIONS

(Date)

Name
Address

Subject:	Account #

Dear :

My employer, WEDGE Capital Management L.L.P., is an investment adviser registered with the Securities and Exchange Commission (SEC) under the Investment Advisors Act of 1940. Pursuant to my employer’s Code of Ethics, please send duplicate confirmations of individual transactions as well as duplicate periodic statements for the referenced account directly to:

WEDGE Capital Management L.L.P

STCC File - FBO: (insert name)

301 South College St., Suite 2920

Charlotte, NC 28202-6002

Thank you for your cooperation. If you have any questions, please contact me or a member of WEDGE Capital Management’s compliance department at 704-334-6475.

Sincerely,

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QUARTERLY ATTESTATION	Exhibit 3

WEDGE must receive certain attestations from you regarding any trading activity and/or account changes that occurred during the quarter ended              for all reportable accounts and reportable securities (as defined by the WEDGE Personal Security Trading Policy). Please select one response to each of the following questions. Your responses must be received by             .

NOTE: DUPLICATE CONFIRMATIONS/TRANSACTION REPORTS & STATEMENTS FOR THE QUARTER MUST BE RECEIVED BY             .

1. Are all of your reportable accounts setup for duplicate statements and trade confirmations to be mailed directly to WEDGE? (This does not include accounts for which compliance has agreed upon alternative confirmation procedures.)

¡	Yes

¡	No

If no, have you provided duplicate statements and confirmations for the quarter?

2. Did you open or close any reportable accounts during the quarter?

¡	Yes

¡	No

If yes, who was notified?

3. During the quarter, did you trade a mutual fund sub-advised by WEDGE?

(Sub-advised mutual funds include: American Fidelity Dual Strategy Fund, Advanced Series Trust Fund (Prudential), UBS Alpha Choice Fund, Vantagepoint Select Value Fund (ICMA), Managers Fremont Micro-Cap Fund, and Managers Fremont Institutional Micro-Cap Fund)

¡	Yes

¡	No

If yes, who was notified?

4. During the quarter, did you have possession of material nonpublic information?

¡	Yes

¡	No

If yes, who was notified? (CCO or Director of Research)

5. During the quarter, did you recommend a change to a WEDGE model portfolio or trade in a reportable account while in possession of material nonpublic information?

¡	Yes

¡	No

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6. Do you (or your spouse) sit on the board of directors of a public company?

¡	Yes

¡	No

If yes, please provide name of company and person who sits on the board. Also, indicate whether Management Committee approval has been received.

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Exhibit 4

NEW/CLOSED ACCOUNT(S) FORM

The following account(s) in which I have investment control or beneficial interest were recently opened or closed:

New or Closed?	Date Opened or Closed	Name of Broker, Dealer, Mutual Fund, or Other	Name on Account	Account Number	Do You Have Investment Control?

For each new account listed, I have requested that duplicate statements and confirmations be sent to WEDGE.

Name (Please print)

Signature

Date

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Exhibit 5

REQUEST ALTERNATIVE CONFIRMATION PROCEDURE

I have read WEDGE Capital Management’s Personal Security Trading Policy and understand that the purpose of the Policy is to avoid any actual or potential conflict of interest or any abuse of my position as a representative of WEDGE in the execution of personal securities transactions and to place the interests of our clients first at all times. I also understand the pre-clearance and reporting requirements required by the Policy. However, I request an alternative confirmation procedure be accepted for the following account(s):

Account Number	Name on Account (list relationship to account owner if other than yourself)	Name of Broker, Dealer, Bank, or Mutual Fund	Individual w/ Investment Control (list relationship if other than yourself)

I certify that with respect to each of the accounts listed above (initial appropriate boxes):

     I mailed a request for statements and confirmations to be sent directly to WEDGE and received a reply that this request cannot be fulfilled.

     In conjunction with my Quarterly Attestation, I will provide WEDGE with a copy of all trade confirmations or transaction reports representing trades that occurred during the quarter and a copy of all quarterly or monthly statements.

     Upon request, I will provide WEDGE with any additional information WEDGE may require.

Additional information pertinent to the request for alternate confirmation procedures (attach additional page if necessary):

For Compliance Use Only
Alternative Confirmation Procedure:		Signature
Approved
	Disapproved	Print Name

Compliance Representative		Date

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Exhibit 6

WEDGE Capital Management L.L.P.

Personal Security Trading

ANNUAL PERSONAL SECURITY OWNERSHIP FORM

(Including all 401(k), Individual Retirement Accounts (IRAs), and all other investment accounts)

As of                      (date)

1.	I hereby acknowledge receipt of WEDGE’s Personal Security Trading Policy.

2.	I have read and understand the Policy and recognize that I am subject thereto in my capacity at WEDGE.

3.	I hereby certify that I have no knowledge of the existence of any personal conflict of interest which may involve WEDGE’s clients, such as any economic relationship between my transactions and securities held or to be acquired by WEDGE’s clients.

4.	I hereby certify that the following list of securities includes all investment accounts and any holdings therein which I have investment control or beneficial interest as of the date noted above. I understand that the term beneficial interest includes, but is not limited to, all investment accounts in which members of my immediate family who reside in my household have a direct interest or exercise investment control.

5.	To the best of my knowledge, I have directed all statements and confirmations for all security transactions executed in accounts in which I have investment control or beneficial interest to be sent to WEDGE.

6.	I understand that the only accounts exempted from these reporting requirements are accounts that will only allow investment in direct obligations of the government of the United States; bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and/or shares issued by money market funds.

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All reportable accounts as of :				All reportable securities as of :
Broker, Dealer, Bank, Mutual Fund or Other	Name on Account & Relation to You	Account Number	Do you have Investment Control (Y/N)?	Type of Security	Title of Security	Ticker Symbol or CUSIP	Number of Shares or Principal Amount
Example: Bank of America	Brad Horstmann – Self	111222333	Y	Stock	Exxon Mobil Corp.	XOM	1,000
Example: Bank of America	Kelly Horstmann – Wife	444555666	N	Mutual Fund	Dodge & Cox	DODGX	2,000
Example: Bank of America	Kelly Horstmann – Wife	444555666	N	Tax-Exempt Municipal Bond	Mecklenburg Co.	123456AB7	$100,000

Date	Signature	Print Name

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Exhibit 7

PERSONAL TRADE APPROVAL FORM

Date

Name:	Please Check Appropriate Box:
Account(s):	BUY	☐
Security Description:	SELL	☐
Quantity:	GIFT	☐
(Recipient)

I have read the firms’ Personal Security Trading Policy and believe this transaction complies with the Policy, and does not violate WEDGE’s Policy of not using material nonpublic information on any security trades. We do not have any orders pending on the trading desk in this security. I do not believe this security is being considered for sale or purchase by WEDGE for its accounts.

TO BE FILLED OUT BY EMPLOYEE/PARTNER:	TO BE FILLED OUT BY THE APPROVING PERSON:
Ticker/Cusip: Market Cap:	1. List initials of people consulted about this trade (if any)
Proposed Trade Date:	2. Is there a pending trade on our desk in this stock? (Yes or No)
Will this be a GTC order: (Yes or No) (GTC orders are limited to three trading days.)	3. Is an analyst anticipating a trade in this stock? (Yes/No or N/A)
Is this an IPO?: (Yes or No)	4. Is this stock held in client accounts? (Yes or No)

RESTRICTIONS: Time Period:	Other

Permission Granted By:	Denied By:

**TRADE AUDIT**    Actual Trade Date:                      Shares Traded:                      By:

  (from confirmation)

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WEDGE Capital Management L.L.P.

Privacy Policy

Effective: June 1, 2001

Revised: December 2009

1.	Purpose

The Securities and Exchange Commission (SEC) adopted Regulation S-P (promulgated under section 504 of the Gramm-Leach-Bliley Act), which requires a financial institution to provide clients with a notice of its privacy policies and practices and to not disclose personal information unless certain circumstances are met. This policy also addresses the privacy of WEDGE data and associates.

2.	Definitions

A.	Consumer:

A consumer is a WEDGE client that is a natural person (and his or her legal representative) who obtains, financial products or services that are to be used primarily for personal, family, or household purposes from a financial institution. Regulation S-P does apply to consumers.

B.	Institutional Clients

An institutional client is a WEDGE client that is a company, public fund, pension fund, trust, partnership, or any other type of client that is not a natural person (even if the entity is set up for the benefit a natural person).

Note: While institutional clients are not covered in Regulation S-P, WEDGE applies the same level of confidentially as provided for consumers; however, privacy notices are not provided nor required. WEDGE may use the institutional client’s name in WEDGE’s Representative Client List unless specifically prohibited by the client.

C.	Prospect:

A prospect is any potential client (either institutional or consumer) seeking to obtain financial products or services from a financial institution.

D.	Financial Institution

A financial institution is any institution which is engaging in activities that are financial in nature. Entities include banks, broker-dealers, investment companies, and SEC registered investment advisers.

E.	Personally Identifiable Financial Information

Personally identifiable financial information is between a financial institution and a consumer, institutional client, or prospect that:

•	is received by the financial institution ,

•	is a result of a transaction between the parties, or

•	a financial institution otherwise obtains in connection with providing financial products or services.

This may include information that may not generally be considered financial such as name, address, social security number, telephone number and email address.

Note: Regulation S-P only applies to natural persons (defined above as consumers). Trusts, partnerships, corporations, and employee benefit plans are exempt as these entities are not natural persons, even though they benefit a natural person.

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3.	Notices

A.	Initial Privacy Notice

WEDGE must provide consumers with a clear and conspicuous notice that reflects the privacy policies at or before account inception (defined as the funding of the account) and on an annual basis thereafter. Notices are not required for prospects who fail to engage WEDGE as an investment advisor.

WEDGE may deliver the initial privacy notice within a reasonable time after account inceptions if the provision of the notice would substantially delay the consumer’s transaction and they agree to receive the notice at a later time.

B.	Annual Privacy Notice to Consumers

WEDGE provides a clear and conspicuous notice to consumers that accurately reflects WEDGE’s privacy policies and practices not less than annually during the continuation of the relationship. Annually means at least once in any period of 12 consecutive months during which the relationship exists. WEDGE will provide the annual notice within 45 days of each calendar year end.

C.	Information Required in the Privacy Notice (as necessary)

WEDGE’s privacy notices must include each of the following:

•	The categories of personal information collected

•	The categories of personal information disclosed

•	The categories of affiliated and nonaffiliated third parties to whom personal information may be disclosed

•	Policies with respect to disclosure of information relating to former clients

•	The categories of personal information disclosed to service providers and parties engaged in direct marketing

•	An explanation of the consumers right to opt out of the disclosure of personal information to nonaffiliated third parties

•	Certain disclosures made under the Fair Credit Reporting Act

•	Policies with respect to protecting the confidentiality and security of personal information

Note: WEDGE is not obligated to provide more than one notice to joint accountholders. A single notice provided initially and annually thereafter will suffice. Please see Attachment I for WEDGE’s privacy notice provided at account inception and annually thereafter.

4.	Delivery of Notices

WEDGE provides all notices required by Regulation S-P such that each consumer can reasonably be expected to receive the actual notice in writing or, if agreed to, electronically. Reasonable delivery consists of the following:

•	Hand deliver a printed copy of the notice

•	Via electronic mail

•	Mail a printed copy of the notice to the last known address

•

For consumers who conduct transactions electronically, post the notice on WEDGE’s web site and require acknowledgement of receipt as a necessary step to obtain a particular financial product or service. For annual notices only, the consumer need not acknowledge receipt of an electronic notice if WEDGE continuously posts the current privacy notice in a clear and conspicuous manner on the web site and the consumer has agreed to accept notices at the site.

5.	Third Party Agreements

In order for WEDGE to provide investment management services to consumers and institutional clients, in limited instances personal information will be disclosed to vendors that perform services for WEDGE. This is disclosed in WEDGE’s privacy notice.

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All existing and future contracts with third parties, with whom the personal financial information of consumers and institutional clients will be shared, must include adequate privacy language. This language should state that the service provider may become privy to personal information of WEDGE consumers and institutional clients and proprietary WEDGE data and that all information is to be treated as confidential and not disclosed to third parties, except as required by law. Compliance will review the adequacy of the privacy language in all new third party agreements as necessary.

6.	WEDGE Privacy

While employed at WEDGE associates will be become privy to proprietary WEDGE information (e.g. organizational, models, trade transaction data, etc.) Associates may not share any information which could reasonably be deemed to be proprietary WEDGE information.

7.	Associate Privacy

WEDGE collects personal information on associates including, but not limited to, social security numbers, personal phone numbers, address history, and investment account information. The personal information of current and former associates of WEDGE is treated as confidential and, when necessary, disposed of properly.

8.	Internal Control Procedures

The following safeguards are in place to provide for the security and confidentiality of prospects, consumers, institutional clients, and any former clients (both consumer or institutional) personal information and records.

A.	Associates

•	New associates must review WEDGE’s Privacy Policy and sign an acknowledgement of their review, understanding, and duty to adhere to the policy.

•	All existing associates sign an acknowledgement that they have read and abided by all WEDGE policies annually.

•

Associates do not provide consumer or institutional client data via the telephone, e-mail, or any other written or oral means, unless they have identified the third party as either WEDGE’s client, a fiduciary representative, or a party requiring the information to complete a transaction such as broker-dealers and custodians.

B.	Physical Safeguards

•	All consumer and institutional client files are returned to the file cabinets at the end of each working day. These files will not be left in offices or on top of file cabinets overnight.

•	Main entrance doors are locked except during business hours. Side doors are only accessible with a key. After-hours access is maintained by an ID card or key entry.

•	WEDGE is located in a secured building, with 24 hour security, that requires an ID badge or visitor pass in order to access the elevators.

•	Visitors to WEDGE are accompanied by a WEDGE associate at all times and are not given unsupervised access to consumer or institutional client records and information.

•	All documents containing information related to any current or past WEDGE client or WEDGE associates that is permitted to be disposed of is shredded.

C.	Electronic Safeguards

•	Computers require a password to gain access to WEDGE’s portfolio accounting system (APL) and are logged off the network at the close of business each day. Every six months passwords are changed.

•	Remote access to APL is available through the use of virtual private networks (VPNs) and secure tokens.

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•	WEDGE does not collect or disburse any personal information through WEDGE’s website. An exception may be an associate information site, which is password protected.

•	Disposal of any electronic data (e.g. obsolete hard drives, diskettes, tapes, CDs, DVDs, etc.) is handled such that the information is not readable or able to be reconstructed.

•	Server back-up files are maintained by a third-party provider.

•	Files are not to be stored on flash drives and transported off site.

D.	Miscellaneous Safeguards

•	Third-party contracts must be reviewed by Compliance to determine adequate privacy language is in place.

•

All physical, electronic, and other safeguards applied to existing consumer and institutional client’s information will be equally applied to the information of past clients as well as WEDGE associates.

•	An annual review of WEDGE’s privacy policy is performed to determine the policy’s adequacy, that practices are in compliance with Regulation S-P, and that any new potential hazards are identified.

•	The Compliance Department is responsible for the maintenance and review of WEDGE’s privacy policy and will report any violations, shortfalls, and recommended amendments to the Management Committee.

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Attachment I

[FIRM LETTERHEAD]

CLIENT PRIVACY STATEMENT

GUIDING PRINCIPLES

The relationship between WEDGE Capital Management L.L.P. and our clients is the most important asset of our firm. We strive to maintain your trust and confidence, an essential element of which is our commitment to protect your personal information to the best of our ability. We believe that all of our clients value their privacy, so we will not disclose your personal information to anyone unless it is a) required by law; b) at your direction; or c) is necessary to provide you with our services. We have not sold and will not sell your personal information to anyone.

THE PERSONAL INFORMATION THAT WE COLLECT, MAINTAIN, AND COMMUNICATE

WEDGE Capital Management L.L.P. collects and maintains your personal information so we can provide investment management services to you. The types and categories of information we collect and maintain about you include:

•	Information we receive from you to open an account or provide investment advice to you (such as your home address, telephone number, and financial information);

•	Information that we generate to service your account (such as trade tickets and account statements); and

•	Information that we may receive from third parties with respect to your account (such as trade confirmations from brokerage firms and account statements from your custodian).

In order for us to provide investment management services to you, we must disclose your personal information in very limited instances, which include:

•	Disclosure to companies – subject to strict confidentiality agreements – that perform services on our behalf); and

•	Disclosures to companies as necessary to service your account (such as providing account information to brokers and custodians).

•	Disclosures required by law

HOW WE PROTECT YOUR PERSONAL INFORMATION

To fulfill our privacy commitment at WEDGE Capital Management L.L.P., we have instituted firm-wide practices to safeguard the information that we maintain about you. These include:

•	Adopting policies and procedures that put in place physical, electronic, and other safeguards to keep your personal information safe.

•	Educating and training employees to be knowledgeable of our privacy practices.

•	Requiring third parties that perform services for us to agree in writing to keep your information strictly confidential.

•	Protecting information about our former clients to the same extent as our current clients.

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WEDGE Capital Management L.L.P.

Personnel Handbook – Code of Ethics Portion

Revised: October 2008

The following excerpts from the Personnel Handbook are part of WEDGE’s Code of Ethics.

GIFTS FROM BROKERS AND/OR COMPANIES

All meals are acceptable gifts when business is being discussed. Subsidies of lodging and/or transportation costs are also acceptable, but only if such lodging and/or transportation is furnished to a group as part of a company-sponsored program, or if it is provided in such a location that other sources of lodging and/or transportation are not practical.

Singular gifts with a market value less than $100.00 are acceptable without condition. Other items received, with a value greater than or equal to $100.00, need to be described in writing to the Chief Compliance Officer (CCO) within five days of receipt. If the sum of two or more items received in a 90 day period amounts to more than $100.00, the person involved also needs to describe the items in writing to the CCO. All gifts with a value greater than or equal to $100.00 will be evaluated as to their acceptability.

OTHER POLICIES

All personnel are expected to be familiar with and comply with all other WEDGE policies. A copy of all policies can be found at S: Policies Manual.

CONFIDENTIALITY

All personnel will have access to and will become acquainted with trade secrets, confidential information and property relating to WEDGE and its customers. All information obtained in the course of employment is to be used for conducting WEDGE’s business only. Associates are prohibited from discussing or disclosing such trade secrets, confidential information or property, either directly or indirectly, to persons outside WEDGE, either during employment, or at any time thereafter, except as required by the supervisor. As a condition of employment, this same level of confidentiality must be maintained regarding information about coworkers, associate relations matters, clients and WEDGE operations.

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